Exhibit 99.1

FOR IMMEDIATE RELEASE April 21, 2008

StanCorp Financial Group, Inc. Reports First Quarter 2008 Earnings

PORTLAND, Ore. — April 21, 2008 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the first quarter of 2008 of $ 1.02 per diluted share, compared to $0.90 per diluted share for the first quarter of 2007. Net income for the same periods was $50.3 million and $48.3 million, respectively. After-tax net capital losses were $2.8 million for the first quarter of 2008, compared to after-tax net capital gains of $0.6 million for the first quarter of 2007.

Net income excluding after-tax net capital gains and losses increased 22.7% to $1.08 per diluted share for the first quarter of 2008, compared to $0.88 per diluted share for the first quarter of 2007 (see discussion of non-GAAP financial measures below). The increase in net income per diluted share for the first quarter of 2008 compared to the same period of 2007 reflected premium growth, comparatively favorable claims experience for the group insurance businesses, partially offset by results in the Asset Management segment. In addition, diluted weighted average shares were 4.6 million lower in the first quarter of 2008 compared to the first quarter of 2007 as a result of share repurchases following the issuance of hybrid debt in May 2007.

“We are pleased with our first quarter financial results, which reflect premium growth and favorable claims experience in our group insurance business,” said Eric E. Parsons, chairman, president and chief executive officer. “Despite the current economic climate, we are off to a good start for 2008 and will continue to pursue growth in a disciplined manner.”

Operating expenses for the first quarter of 2008 were $116.9 million, compared to $106.3 million for the first quarter of 2007. The increase in operating expenses was primarily driven by growth in the insurance services business as evidenced by premium growth, as well as technology infrastructure costs related to the integration of acquired businesses in the Asset Management segment.

Guidance

For 2008, the Company expects:

•	That its long-term return on average equity target of 14% to 15% will be met or exceeded,

•	That its long-term target for earnings per diluted share growth of 12% to 15% will be achieved, and
•

That its premium growth will be 6% to 8%, which is less than its long-term target of 10% to 12%, but a rate that will maintain a historical pattern of growing at least 1% to 2% more than what the Company estimates the industry growth rate will be.

The Company is maintaining its group insurance benefit ratio guidance of 77.5% to 79.5%. However, actual experience over the past four years indicates that the benefit ratio for 2008 could be at the lower end of the range.

The Company expects positive net cash flows in its asset management businesses but will not provide specific short-term guidance with regard to overall asset growth due to the current volatility in the equity markets.

The Company’s actual results for 2008 could differ from the ranges described above due to many factors. For more information about factors that may change the Company’s 2008 financial results, see Forward-Looking Information.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $78.9 million for the first quarter of 2008, compared to $67.1 million for the first quarter of 2007. Results for the first quarter of 2008 were affected by premium growth and comparatively favorable claims experience in the group insurance businesses.

Premiums for the Insurance Services segment increased 9.1% to $534.3 million for the first quarter of 2008, compared to $489.8 million for the first quarter of 2007.

Sales for group insurance products, reported as annualized new premiums, were $120.8 million and $120.1 million for the first quarters of 2008 and 2007, respectively.

The benefit ratio for group insurance products for the first quarter of 2008 was 76.6%, compared to 79.6% for the first quarter of 2007. The benefit ratio for the first quarter of 2008 was below the Company’s estimated annual range of 77.5% to 79.5%. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 70.6% for the first quarter of 2008, compared to 53.5% for the first quarter of 2007. Because of the relatively small block of individual disability insurance, the benefit ratio for this business tends to fluctuate more significantly on a quarterly basis than that of the group insurance business.

The discount rate used in the first quarter of 2008 for newly-established long term disability claim reserves was lowered to 5.00%, compared to 5.50% in the first quarter of 2007 and 5.35% in the fourth quarter of 2007.

Asset Management

The Asset Management segment reported income before income taxes of $8.3 million for the first quarter of 2008 compared to $10.4 million for the first quarter of 2007, primarily reflecting the impact of declining equity markets on revenues and amortization of deferred acquisition costs in its retirement plans business. In addition, expense levels for the segment continued to be higher due to integration and infrastructure work in the retirement plans business.

Revenues for this segment increased 5.6% to $74.9 million for the first quarter of 2008, compared to $70.9 million for the first quarter of 2007.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and outside managed commercial mortgage loans, decreased $591.2 million or 2.6% to $21.8 billion at March 31, 2008 compared to December 31, 2007, reflecting declines in market values of equity assets under management, partially offset by growth in net customer deposits.

StanCorp Mortgage Investors originated $407.3 million and $300.2 million of commercial mortgage loans for the first quarters of 2008 and 2007, respectively. The increase in originations was primarily due to favorable interest rate and market conditions in addition to distribution channel growth. Mortgage loans managed for other investors were $2.1 billion at March 31, 2008, a 9.0% increase compared to December 31, 2007.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $11.1 million for the first quarter of 2008, compared to a loss before income taxes of $3.7 million for the same period of 2007. The loss before income taxes for the first quarter of 2008 included net capital losses of $4.4 million, compared to net capital gains of $0.9 million for the first quarter of 2007. The loss also included additional interest expense of $5.2 million for the same comparative periods primarily due to $300 million in long-term debt issued in May 2007.

Fixed Maturity Securities and Commercial Mortgage Loans

At March 31, 2008, the Company’s investment portfolio consisted of approximately 57.3% fixed maturity securities, 41.9% commercial mortgage loans, and 0.8% in short-term investments and real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at March 31, 2008.

At March 31, 2008, commercial mortgage loans in the Company’s investment portfolio totaled $3.81 billion on approximately 5,100 commercial mortgage loans. The average loan-to-value ratio for the overall portfolio was 57.4%, and the Company’s average exposure was approximately $0.8 million per loan. The Company has the contractual ability to pursue personal recourse on most of the loans. Mortgage loans more than 60 days delinquent were 0.05% of the balance at March 31, 2008 compared to 0.11% of the balance at March 31,

2007. Commercial mortgage loan prepayment fees were $1.8 million for the first quarter of 2008, compared to $2.0 million for the first quarter of 2007. The Company does not have direct exposure to sub prime or alt-A mortgages in its investment portfolio.

Shares Outstanding

Diluted weighted-average shares outstanding for the first quarters of 2008 and 2007 were 49.4 million and 54.0 million, respectively. During the first quarter of 2008, the Company repurchased 0.2 million shares at a total cost of $10.9 million, a volume weighted-average price of $47.30 per common share. At March 31, 2008, the Company had approximately 1.2 million shares remaining under its repurchase program, which expires December 31, 2008.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.6 million customers nationwide as of March 31, 2008, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s first quarter 2008 results on April 22, 2008, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 13, 2008.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 39997506. The replay will be available through April 30, 2008.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums, annuity deposits, cash flows, gross profits and profitability; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level or changes in U.S. GAAP accounting principals, practices or policies; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) losses from a disease pandemic; (xxvii) events of terrorism, natural disasters, or other catastrophic events; (xxviii) changes in federal or state income taxes; (xxix) the effect of changing levels of commercial mortgage loan prepayment fees on cash flows; and (xxx) the use of proceeds from issuance of debt.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Jodi Jordan

(971) 321-7405

E-mail: jjordan@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2008	2007
	Unaudited
Revenues:
Premiums:
Insurance Services	$534.3	$489.8
Asset Management	6.2	2.2

Total premiums	540.5	492.0

Administrative fees:
Insurance Services	2.3	2.0
Asset Management	28.8	27.4
Other	(3.2)	(2.9)

Total administrative fees	27.9	26.5

Net investment income:
Insurance Services	82.9	79.6
Asset Management	39.9	41.3
Other	6.0	2.4

Total net investment income	128.8	123.3
Net capital gains (losses)	(4.4)	0.9

Total revenues	692.8	642.7

Benefits and expenses:
Benefits to policyholders	411.7	382.0
Interest credited	21.2	25.6
Operating expenses	116.9	106.3
Commissions and bonuses	57.2	50.0
Premium taxes	9.0	8.9
Interest expense	9.7	4.5
Net increase in deferred acquisition costs, value of business acquired and intangibles	(9.0)	(8.4)

Total benefits and expenses	616.7	568.9

Income (loss) before income taxes:
Insurance Services	78.9	67.1
Asset Management	8.3	10.4
Other	(11.1)	(3.7)

Total income before income taxes	76.1	73.8
Income taxes	25.8	25.5

Net income	50.3	48.3

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital gains on securities available-for-sale, net	20.5	8.6
Reclassification adjustment for net capital gains included in net income, net	(1.2)	(0.3)
Employee benefit plans:
Prior service cost arising during the period, net	—	(1.4)
Reclassification adjustment for amortization to net periodic pension cost, net	0.2	0.3

Total	19.5	7.2

Comprehensive income	$69.8	$55.5

Net income per common share:
Basic	$1.03	$0.90
Diluted	1.02	0.90

Weighted-average common shares outstanding:
Basic	48,957,122	53,428,534
Diluted	49,371,683	53,958,720

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2008	December 31, 2007
	Unaudited
Assets:
Investments:
Fixed maturity securities	$5,202.5	$4,997.1
Short-term investments	4.5	4.5
Commercial mortgage loans, net	3,808.0	3,657.7
Real estate, net	71.9	71.8
Policy loans	3.9	3.9

Total investments	9,090.8	8,735.0
Cash and cash equivalents	274.6	205.8
Premiums and other receivables	103.6	106.8
Accrued investment income	102.0	93.1
Amounts recoverable from reinsurers	929.0	929.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	333.2	324.8
Property and equipment, net	130.7	126.9
Other assets	34.3	74.5
Separate account assets	4,089.5	4,386.4

Total assets	$15,087.7	$14,982.9

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,197.0	$5,158.7
Other policyholder funds	3,352.8	3,153.8
Deferred tax liabilities	31.9	15.6
Short-term debt	4.2	4.0
Long-term debt	561.9	562.6
Other liabilities	358.4	272.8
Separate account liabilities	4,089.5	4,386.4

Total liabilities	13,595.7	13,553.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
48,949,742 and 49,155,131 shares issued at March 31, 2008 and December 31, 2007, respectively	260.3	267.1
Accumulated other comprehensive income	36.3	16.8
Retained earnings	1,195.4	1,145.1

Total shareholders’ equity	1,492.0	1,429.0

Total liabilities and shareholders’ equity	$15,087.7	$14,982.9

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended March 31,
	2008	2007
	Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	66.8%	69.1%
Individual Disability Insurance	54.1	39.1
Insurance Services segment (including interest credited)	65.7	66.8
% of total premiums:
Group Insurance (including interest credited)	76.6%	79.6%
Individual Disability Insurance	70.6	53.5
Insurance Services segment (including interest credited)	76.2	77.9

Reconciliation of non-GAAP financial measures:
Net income	$50.3	$48.3
After-tax net capital gains (losses)	(2.8)	0.6

Net income excluding after-tax net capital gains (losses)	$53.1	$47.7

Net capital gains (losses)	$(4.4)	$0.9
Taxes on net capital gains (losses)	(1.6)	0.3

After-tax net capital gains (losses)	$(2.8)	$0.6

Diluted earnings per common share:
Net income	$1.02	$0.90
After-tax net capital gains (losses)	(0.06)	0.02

Net income excluding after-tax net capital gains (losses)	$1.08	$0.88

Shareholders’ equity	$1,492.0	$1,474.6
Accumulated other comprehensive income (loss)	36.3	(0.9)

Shareholders’ equity excluding accumulated other comprehensive income (loss)	$1,455.7	$1,475.5

Net income return on average equity	13.8%	13.1%
Net income return on average equity (excluding accumulated other comprehensive income (loss))	14.0	13.1
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))	14.8	12.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$76.5	$57.3
Net gain from operations after federal income taxes and before net realized capital gains (losses)	56.1	38.1

	March 31, 2008	December 31, 2007
	Unaudited
Capital and surplus	$1,087.3	$1,047.8
Asset valuation reserve	104.5	102.2